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                                                                    Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into this 11th day of May, 1999 by and among CALYX & COROLLA, INC., a California corporation (the "Company"), GERALD STEVENS, INC., a Delaware corporation (the "Parent"), and CALCOR ACQUISITION, a California corporation and wholly owned subsidiary of the Parent (the "Purchaser").

          A. The Company is engaged in the retail floral business (the "Business") through the sale of cut flowers and related items through a catalog and an internet site owned and operated by the Company under the name and mark "Calyx & Corolla" (the "Operations").

          B. Purchaser is a corporation duly organized under the laws of the State of California.

          C. The Company is a corporation duly organized under the laws of the State of California.

          D. The General Corporation Law of the State of California (the "California Law") permits a merger of a corporation of the State of California with and into a corporation of the State of California.

          E. The respective Boards of Directors of each of the Parent, the Purchaser and the Company have each approved this Agreement and deem it advisable and in the best interests of the Parent, the Purchaser and the Company and their respective stockholders, that the Purchaser be merged with and into the Company (the "Merger"), the separate existence of the Purchaser to thereupon cease and the Company to be the surviving corporation, all upon the terms and subject to the conditions set forth herein and in accordance with the California Law.

          F. The Board of Directors of the Company has directed that this Agreement be submitted to its shareholders (the "Shareholders") for their adoption and approval as provided by law.

          G. The Merger is intended to qualify as a reverse triangular statutory merger under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be a "Plan of Reorganization"




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within the meaning of the regulations thereunder and the resulting business combination is intended to be treated as a "purchase" for financial accounting purposes.

          H. The form of Voting Agreement attached as Exhibit A hereto has been executed by the Shareholders identified on the signature page thereof.

          NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   THE MERGER

          1.1 Merger of the Purchaser into the Company. Upon the terms and subject to the conditions hereof, and in accordance with the California Law, at the Effective Time (as hereinafter defined), the Purchaser shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation") and the separate corporate existence of the Purchaser shall cease. The separate corporate existence of the Company, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger, and the Company shall succeed to all of the assets, properties, licenses, agreements, liabilities, debts and other interests due or belonging to the Purchaser.

          1.2 Effective Time. The Merger shall not become effective until, and shall become effective at, the point in time at which an agreement of merger in the form prescribed by the California Law and the officers' certificates of each of the Purchaser and the Company, in accordance with the terms of this Agreement and the California Law, shall have been executed, acknowledged and filed with the Secretary of State of the State of California (all such documents are referred to hereinafter collectively as the "Merger Documents"). The Merger Documents shall be filed as aforesaid at the time of the Closing (as hereinafter defined). The date and time at which the Merger shall become effective as aforesaid is herein called the "Effective Time."

          1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 1107 of the California Law.

          1.4 Taking of Necessary Action. The parties hereto shall each take all such actions as may be reasonably necessary or appropriate in order to effectuate the transactions contemplated hereby and to make the Merger effective as of the Effective Time. If at any time after the Effective Time any further action is necessary or desirable to carry out the



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purposes of this Agreement and to vest the Company with full title to all properties, assets, rights, approvals, privileges, immunities and franchises of the Company, the officers and directors of the Company shall and will be authorized, in the name and on behalf of itself and the Company, to take all such necessary or appropriate action.

          1.5 Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of the Company, as in effect immediately prior to the Effective Time.

          1.6 Directors and Officers. The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          1.7 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Company, 185 Berry Street, Suite 6200, San Francisco, California 94107 on the business day following the date on which the conditions to closing are satisfied or waived by the appropriate party (the "Closing Date"), or such other place and time as agreed upon by the parties.

                                   ARTICLE II

                       STATUS AND CONVERSION OF SECURITIES
                               PURSUANT TO MERGER

          2.1 Conversion of Company Shares. The manner and basis of converting and exchanging the securities of the Company, the Purchaser and the Parent shall be as follows:

                    (a) At and as of the Effective Time, each share of issued and outstanding common stock of the Company ("Company Common Stock") and any such common stock into which preferred stock of the Company ("Company Preferred Stock") then held by such Shareholder is convertible (collectively, "Company Stock") shall be converted into the right to receive the number of shares of Parent's Common Stock, par value $.01 per share (the "Parent Common Stock") equal to the Exchange Ratio (as defined below). No share of Company Stock outstanding at the Effective



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     Time shall be deemed to be outstanding or to have any rights other than those set forth in this Section 2.1(a) after the Effective Time.

                    (b) At and as of the Effective Time, each share of issued and outstanding Company Preferred Stock then held by such Shareholder shall be deemed converted solely into the number of shares of Company Common Stock into which it is convertible in accordance with its terms and thereafter converted into the right to receive Parent Common Stock in the manner set forth in Section 2.1(a) above.

                    (c) At and as of the Effective Time, each share of common stock of Purchaser outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted, at and as of the Effective Time, into one share of Company Common Stock, so that at and as of the Effective Time, the Parent shall be the sole shareholder of the Surviving Corporation.

                    (d) At and as of the Effective Time, each share of capital stock of the Parent issued and outstanding prior to the Effective Time shall remain issued and outstanding after the Effective Time.

                    (e) At and as of the Effective Time, subject to Section 6.7 hereof, each option or warrant to acquire shares of Company Common Stock set forth on Schedule 4.2 attached hereto (each, an "Outstanding Option") will be converted into an option or warrant, as the case may be, to acquire a number of shares of Parent Common Stock equal to the product of (x) the number of shares of Company Common Stock issuable upon exercise of such Outstanding Option, multiplied by (y) the Exchange Ratio (the "Assumed Options"). The exercise price of each Outstanding Option shall equal the quotient of (x) the exercise price of each Outstanding Option divided by
     (y) the Exchange Ratio. Otherwise, the Assumed Options shall be on substantially the same terms and conditions as the Outstanding Options.

                    (f) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, each holder of shares of Company Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by the holder) shall receive from the Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) that fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the five most recent days that the Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.



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          For purposes of this Agreement, the following terms shall have the meanings set forth below:

          "Exchange Ratio" shall mean the quotient of (x) the Total Number of Shares of Parent Common Stock To Be Issued, divided by (y) the fully diluted outstanding capital stock of Company at Closing, including shares issuable upon exercise of outstanding warrants and options to purchase such stock (the "Fully Diluted Company Common").

          "Merger Consideration Dollar Value" shall mean $17,487,713; provided that such amount shall be subject to reduction in accordance with the provisions of Sections 3.6(d) and 9.1 below.

          "Total Number of Shares of Parent Common Stock To Be Issued" shall mean the quotient of (i) the Merger Consideration Dollar Value divided by (ii) $16.00.

          Notwithstanding anything herein to the contrary, the Parent will retain fifteen percent (15%) of the shares of Parent Common Stock to be issued to each Shareholder (the "Withheld Shares") hereunder pursuant to the provisions of Section 7.3 below for a period of one year following the Closing (except with respect to the Other Withheld Shares (as defined in Section 7.3.5 below) which shall be retained as provided therein) as security for the performance by the Shareholders of the covenants and agreements set forth herein.

          If, prior to the Effective Time, there is any change affecting the Parent's outstanding Common Stock as a class (through merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, reverse stock split, liquidation, dividend, combination of shares, change in corporation structure or other transaction), then the Exchange Ratio and the securities or other property issuable to the Shareholders upon the Merger shall be appropriately adjusted such that, for each share of Parent Common Stock that such Shareholder would have been entitled to receive prior to such change, such Shareholder shall be entitled to receive any and all new, substituted or additional securities or other property resulting from such change for which the holder of a share of Parent Common Stock immediately prior to such change would be entitled by virtue of ownership of such share of Parent Common Stock.

          2.2 Exchange of Share Certificates. Registrar and Transfer Company shall act as the exchange agent (the "Exchange Agent") in the Merger. Each Shareholder shall, upon the Effective Time and presentation and surrender of the certificate or certificates therefor to the Exchange Agent for cancellation in accordance with the transmittal materials described below, be entitled to receive in exchange therefor a certificate or certificates representing the




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number of shares of Parent Common Stock into which the shares of Company Stock shall have been converted at the Effective Time subject to the terms and conditions set forth in this Agreement. Until so surrendered, each certificate which represented issued and outstanding shares of Company Stock immediately prior to the Effective Time shall be deemed canceled at the Effective Time and shall be deemed for all purposes to evidence only the ownership of the amount of full shares of Parent Common Stock into which the shares of Company Stock shall have been converted in accordance with the terms and conditions set forth in this Agreement.

          2.3 Transmittal Materials. The Exchange Agent shall send to each Shareholder transmittal materials for use in surrendering its certificate or certificates in exchange for the merger consideration set forth in Section 2.1 above (the "Merger Consideration"). The letter of transmittal will contain instructions with respect to the surrender of such certificates. The Exchange Agent shall instruct holders of record of Company Stock who hold such shares for the account of others to provide the respective beneficial holders of such shares instructions with respect to the surrender of their shares. All determinations as to the adequacy of the completed certificates, letters of transmittal and any other related documents in connection with the surrender of such shares that are submitted to the Parent for exchange shall be made by the Parent.

          2.4 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to the Parent Common Stock with a record date after the Effective Time will be paid to holders of any unsurrendered certificates representing shares of Company Stock with respect to the shares of Parent Common Stock represented thereby until the holders of record of such certificates surrender such certificates, and no cash payment in lieu of fractional shares shall be paid to the holders of such certificates until the holders of record of those certificates surrender such certificates. Subject to applicable law and any special instructions provided to the Exchange Agent in the transmittal materials, following surrender of such certificates, the Exchange Agent shall deliver to the record holders, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 2.1(f) and the amount of any dividends or other distributions with a record date after the Effective Time payable with respect to whole shares of Parent Common Stock.

          2.5 Dissenting Shares of Company Stock. Each outstanding share of Company Stock for which written notice of intent to demand payment therefor is delivered in accordance with Chapter 13 of the California Law and which is not voted in favor of the Merger shall not be converted into or represent a right to receive the Merger Consideration hereunder unless and until the holder thereof shall have failed to perfect such holder's





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demand for payment under Chapter 13 of the California Law, at which time such holder's shares shall be converted into a right to receive the Merger Consideration in the same manner and subject to the same conditions as provided for other outstanding shares of Company Stock herein. All such shares of Company Stock for which such a written notice of intent to demand payment is so delivered and which are not voted in favor of the Merger, except for such shares of Company Stock for which a demand for payment is not perfected in accordance with the California Law, are herein called "Dissenting Company Shares." The Company shall give the Parent and the Purchaser prompt notice upon receipt by the Company of any such written notice of intent to demand payment for shares of Company Stock, and the Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company agrees that prior to the Effective Time it will not, except with the prior written consent of the Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Each holder of Dissenting Company Shares who becomes entitled, pursuant to Chapter 13 of the California Law, to receive payment for the fair value of such holder's shares shall receive payment therefor from the Company as the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions and provided to the Company by the Parent), and such shares shall be retired and canceled.

          2.6 Rights of Former Shareholders. Each holder of a certificate representing shares of Company Stock prior to the Effective Time who has not previously surrendered such certificate in accordance with Section 2.2 above may thereafter surrender such certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive from the Parent or the Company in exchange therefor the Merger Consideration in accordance with the terms hereof.

          2.7 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer records of the Company shall be closed and no transfer of shares of Company Stock shall thereafter be made.

          2.8 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to best perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of the Company acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise necessary to carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and the officers and


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directors of the Surviving Corporation are fully authorized in the name of the
Company or otherwise to take any and all such actions.

          2.9 Taxes. The Shareholders shall pay all transfer or similar taxes, if any, required to be paid by reason of the Merger.

          2.10 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

          2.11 Registration on Form S-8. The Parent will cause a Form S-8 registration statement ("Form S-8") to be filed under the Securities Act of 1933, as amended ("Securities Act") with respect to the Parent Common Stock issuable upon exercise of the Assumed Options (provided that all Outstanding Options have been granted to persons who are eligible to receive registered shares under a Form S-8) as soon as practicable after the Effective Time.

                                   ARTICLE III

                          CLOSING; CLOSING CONDITIONS;
                              PRE-CLOSING COVENANTS

          3.1 Closing Transactions. Subject to the conditions set forth in this Agreement, the parties shall consummate the following transactions (the "Closing Transactions") on the Closing Date:

                    (a) Ruth Owades shall execute the Employment Agreement substantially similar to the form attached hereto as Exhibit B;

                    (b) Ann Hayes Lee shall execute the Employment Agreement substantially similar to the form attached hereto as Exhibit C;

                    (c) Brenda Sterling shall execute the Employment Agreement substantially similar to the form attached hereto as Exhibit D;

                    (d) Ruth Owades shall execute the Non-Competition Agreement substantially similar to the form attached hereto as Exhibit E;




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                    (e) the Company and the Purchaser, as applicable, shall
     deliver the opinions, certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article III; and

                    (f) the parties hereto shall cause the Merger Documents to be filed with the California Secretary of State.

          3.2 The Company's Closing Deliveries. Subject to and conditioned upon the Closing, on or prior to the Closing Date, the Company shall have delivered to Purchaser all of the following:

                    (a) certificates of the Secretary of State of the State of California and the California Franchise Tax Board providing that the Company is in good standing;

                    (b) certified copies of the resolutions of the Company's board of directors approving the transactions contemplated by this Agreement;

                    (c) copies of all third party (including landlords) and governmental consents, approvals, filings, releases and terminations required in connection with the consummation of the transactions contemplated herein;

                    (d) an opinion, dated the Closing Date, of counsel to the Company, in form and substance reasonably satisfactory to the Purchaser;

                    (e) a certificate of the Company certifying that the conditions to Closing set forth in Section 3.4 have been satisfied;

                    (f) written resignations, effective the Effective Time, of the directors and officers of the Company;

                    (g) the Merger Documents to be executed by the Company and its officers, as applicable;

                    (h) possession of the minute books, stock record books and other books and records of the Company, including without limitation originals of all Company leases, licenses and other contracts; and

                    (i) such other documents or instruments as the Purchaser may reasonably request to effect the transactions contemplated hereby.




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          3.3 The Purchaser's Closing Deliveries. Subject to and conditioned upon the Closing, on or prior to the Closing Date, the Purchaser shall have delivered to the Company all of the following:

                    (a) a certificate of the Secretary of State of the State of California providing that the Purchaser is in good standing and a certificate of the Secretary of State of the State of Delaware providing that the Parent is in good standing;

                    (b) certified copies of the resolutions of the Parent's and the Purchaser's boards of directors approving the transactions contemplated by this Agreement;

                    (c) an opinion, dated the Closing Date, of counsel to the Purchaser and Parent, in form and substance reasonably satisfactory to the Company;

                    (d) a certificate of the Purchaser certifying that the conditions to Closing set forth in Section 3.5 have been satisfied;

                    (e) the Merger Documents to be executed by the Purchaser and its officers, as applicable; and

                    (f) such other documents or instruments as the Company may reasonably request to effect the transactions contemplated hereby.

          3.4 Conditions to the Parent's and the Purchaser's Obligations. The obligation of the Parent and the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

                    (a) the representations and warranties set forth in Article IV hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

                    (b) the Company shall have performed and complied with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing and the applicable Shareholders shall have complied with all of the covenants and agreements required to be performed by them under the Voting Agreement;




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                    (c) the Merger shall not be prohibited by any applicable law or governmental regulation, shall not subject the Parent or the Purchaser to any penalty, liability or other materially adverse condition under or pursuant to any applicable law or governmental regulation, and shall be permitted by laws and regulations of the jurisdictions to which the Parent or the Purchaser is subject;

                    (d) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

                    (e) the Company shall have obtained, on terms and conditions satisfactory to the Parent and the Purchaser, such licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of governmental authorities, parties to contracts with the Company (including without limitation an extension of any key Company contract expiring in 1999 on terms and conditions satisfactory to Parent) and other third parties as are necessary in connection with the consummation of the transactions contemplated hereby, and the Shareholders shall have approved the Merger in accordance with the California Law and the Articles of Incorporation and Bylaws of the Company;

                    (f) the Parent and the Purchaser shall have obtained, on terms and conditions satisfactory to the Parent and the Purchaser, such licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of governmental authorities, parties to contracts with the Company and other third parties (including without limitation the holding of the Fairness Hearing and the issuance of a permit issued by the California Department of Corporations with respect to the issuance of the Parent Common Stock) as are necessary in connection with the consummation of the transactions contemplated hereby;

                    (g) The form and substance of all certificates, instruments, opinions and other documents delivered to the Parent and the Purchaser under this Agreement shall be satisfactory in all respects to each of the Parent and the Purchaser;



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                    (h) The Parent and the Purchaser shall have received an
     opinion of counsel to the Company in form and substance satisfactory to the Parent and the Purchaser;

                    (i) The Parent shall have received an opinion from the Company's independent accounting firm, in form and substance satisfactory to the Parent and the Purchaser, to the effect that the Merger, when effected in accordance with the terms of this Agreement, will qualify as a reorganization under Section 368(a)(1)(A) of the Code.

                    (j) A Shareholders Agreement (the "Shareholders Agreement"), substantially in the form attached hereto as Exhibit F, with respect to transactions relating to Parent Common Stock, shall have been executed and delivered to the Parent by the holders of at least 80% of the issued and outstanding shares of each class of Company Stock;

                    (k) Holders of at least 85% of all shares of capital stock of the Company entitled to vote on the Merger shall have approved the Merger;

                    (l) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") shall have expired or otherwise been terminated; and

                    (m) The Merger Documents shall have been filed as set forth herein and the Merger shall have become effective.

               Any condition specified in this Section 3.4 may be waived by the Purchaser; provided that no such waiver shall be effective against the Purchaser unless it is set forth in a writing executed by the Purchaser.

          3.5 Conditions to the Company's Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

                    (a) the representations and warranties set forth in Article V shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;




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                    (b) each of the Parent and the Purchaser shall have
     performed and complied with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

                    (c) the holding of the Fairness Hearing and the issuance of a permit issued by the California Department of Corporations with respect to the issuance of the Parent Common Stock;

                    (d) the Shareholders shall have approved the Merger in accordance with the California Law and the Articles of Incorporation and Bylaws of the Company;

                    (e) the Merger shall not be prohibited by any applicable law or governmental regulation, shall not subject the Company to any penalty, liability or other materially adverse condition under or pursuant to any applicable law or governmental regulation, and shall be permitted by laws and regulations of the jurisdictions to which the Company is subject;

                    (f) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects; and

                    (g) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

          Any condition specified in this Section 3.5 may be waived by the Company; provided that no such waiver shall be effective against the Company unless it is set forth in a writing executed by the Company.

          3.6 Affirmative Covenants of the Company. Prior to the Closing, unless the Parent otherwise agrees in writing and except as expressly contemplated by this Agreement, the Company shall:

                    (a) conduct its business and operations only in the ordinary course of business, consistent with past practice;




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                    (b) maintain the books, accounts and records of the Company in accordance with past custom and practice as used in the preparation of the Financial Statements;

                    (c) promptly inform the Purchaser in writing of any variances from the representations and warranties contained in Article IV hereof or any breach of any covenant hereunder by the Company;

                    (d) cooperate with the Purchaser and use reasonable best efforts to cause the conditions to the Purchaser's obligation to close to be satisfied (including, without limitation, taking all necessary actions (including the payment of the required filing fee which shall reduce the Merger Consideration Dollar Value on a dollar-for-dollar basis) to comply with the requirements, if any, under the HSR Act;

                    (e) acting through its Board of Directors, (i) cooperate with the Parent and the Purchaser with respect to the filing of a permit application with the California Department of Corporations ("DOC") and the request for a fairness hearing before the DOC and take all actions necessary in connection therewith, and (ii) as soon as practicable after a hearing conducted by the DOC as to the fairness of the terms and conditions of the Merger (the "Fairness Hearing") obtain the written consent of a majority of shares of each class of capital stock of the Company entitled to vote on the Merger for the purpose of adopting and approving this Agreement, the Merger and all actions and transactions relating thereto. The Company shall use its best efforts to obtain the requisite vote of its shareholders required by law in favor of adoption and approval of this Agreement, the Merger and all actions and transactions relating thereto. The Company shall deliver to the Parent promptly after the expiration of the period within which a Shareholder may demand payment of his shares of Company Stock pursuant to Section 1301 of the California Law a certificate of the Chief Executive Officer of the Company containing the names of the Shareholders who did not vote in favor of the Merger and the adoption of this Agreement and who filed written demand for payment of their shares of the Company in accordance with Chapter 13 of the California Law. Such certificate shall include the number of shares of Company Stock held by each such Shareholder and the mailing address of each such Shareholder.

          3.7 Negative Covenants of the Company. Prior to the Closing, unless the Purchaser otherwise agrees in writing and except as expressly contemplated by this Agreement, the Company shall not:

                    (a) take any action that would require disclosure under
     Section 4.17;

                    (b) make any loans, enter into any transaction with any key employee or affiliate of the Company or make or grant any increase in any employee's compensation (other than in the ordinary course of business consistent with past practice) or make or grant any increase in any employee benefit plan, incentive arrangement or other benefit covering any of the employees of the Company;

                    (c) establish or, except in the ordinary course of business consistent with past practice, contribute to any pension, retirement, profit sharing or stock bonus plan or multiemployer plan covering the employees of the Company;

                    (d) enter into any contract, agreement or transaction, other than in the ordinary course of business consistent with past practice with unaffiliated third parties;

                    (e) declare, pay, make or otherwise effectuate any dividends or distributions from the Company to the Shareholders or any other shareholders of the Company;

                    (f) engage in any activity other than in the ordinary course of business consistent with past practice which would accelerate the collection of its accounts or notes receivable, delay the payment of its accounts payable, delay its capital expenditures, or reduce or otherwise restrict the amount of inventory on hand; or

                    (g) (i) solicit, initiate or encourage the submission of any proposal or offer from any third party relating to any liquidation, dissolution or recapitalization of, merger or consolidation with or into, acquisition or purchase of assets of the Company (other than with respect to the sale of inventory and the purchase and/or replacement of equipment in the ordinary course of business) or any equity interest in or similar transaction or business combination involving the Company or (ii) participate in any negotiations regarding, furnish any information with respect to, or assist or participate in, any effort or attempt by any third party to do or seek any of the foregoing, but will immediately notify the Purchaser if any third party attempts to make any proposal to or initiate any discussion or negotiation with any of them concerning any of the foregoing.

          3.8 Affirmative Covenants of the Parent and the Purchaser. Prior to the Closing, unless the Company otherwise agrees in writing and except as expressly contemplated by this Agreement, the Parent and the Purchaser, as applicable, shall:

                    (a) conduct its business and operations only in the ordinary course of business, consistent with past practice;

                    (b) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the financial statements contained in the Registration Statement (the "Parent Financial Statements");

                    (c) promptly inform the Company in writing of any variances from the representations and warranties contained in Article V hereof or any breach of any covenant hereunder by the Parent or the Purchaser, and

                    (d) cooperate with the Company and use reasonable efforts to cause the conditions to the Company's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases and terminations).

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          To induce the Parent and the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, the Company makes the following representations and warranties concerning the Company, which representations and warranties shall survive the Closing as provided in Section 7.1.

          4.1 Organization, Power and Authority; Subsidiaries. The Company has all requisite power and authority to own or lease its properties and to carry on the business of the Company as it is now being conducted. The Company is legally qualified to transact business in each of the jurisdictions in which its business or property is such as to require that it be thus qualified, and it is in good standing in each of the jurisdictions in which it is so qualified. The Company does not own, of record or beneficially, any capital stock or equity interest or investment in any corporation, partnership, joint venture, association or business entity.

          4.2 Capitalization. Schedule 4.2 attached hereto sets forth each holder of capital stock of the Company (each, a "Shareholder") and the number of shares of each class of the Company's capital stock owned by such Shareholder. Each share of each series of Company Preferred Stock is, and at the Effective Time will be, convertible into one share of Company Common Stock. All of the shares of Company Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the Company Stock. Schedule 4.2 sets forth all outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company (except the Voting Agreement). The Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock, except the shares of Series C preferred stock held by Capital Cities Capital which are to be redeemed, and warrants to purchase Series C preferred stock held by Capital Cities Capital which are to be forfeited, in exchange for cancellation of media credits contributed to the Company pursuant to a letter agreement from ABC, Inc. to the Company dated May 7, 1999, a copy of which has been provided to the Parent. As of the date hereof, the Shareholders constitute all of the holders of record of all issued and outstanding shares of capital stock of the Company.

          4.3 Due Authorization; Binding Obligation; No Conflicts. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) contravene any provision of the articles of incorporation or by-laws, each as amended, of the Company; (ii) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against the Company in any manner that is likely to have a material adverse effect on the Company's business or financial condition; or (iii) conflict with, result in any breach of or default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any material mortgage, contract, agreement, lease, license, indenture, will, trust or other instrument which is either binding upon or enforceable against the Company. The execution, delivery and performance by the Company of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority. Except as set forth on Schedule 4.3 attached hereto, no consent, approval, waiver or other action by any private party under any contract, agreement, indenture, lease, instrument or other document to which the Company is a party or by which the Company is bound is required for the execution, delivery and performance of this Agreement by the Company or the consummation of the transactions contemplated hereby.

          4.4 Financial Statements. The Company previously has furnished to the Purchaser the following financial statements, including the notes pertaining thereto (the "Financial Statements"), of the Company:

                    (a)  balance sheets at June 30, 1998 and June 30, 1997;

                    (b) balance sheet at March 31, 1999 (the "Last Balance Sheet");

                    (c) statements of income for the years ended June 30, 1998 and June 30, 1997; and

                    (d) statement of income for the 9-month period ended March 31, 1999.

          The Financial Statements, which are attached hereto on Schedule 4.4, present fairly the financial position of the Company, in all material respects, at each of the said balance sheet dates and the results of its operations for each of the said periods covered, and they have been prepared in accordance with generally accepted accounting principles consistently applied. The books and records of the Company properly and accurately reflect all material transactions, properties, assets and liabilities of the Company.

          4.5 Liabilities. The Company has no liabilities or obligations, either accrued, absolute, contingent or otherwise, except: (i) liabilities set forth on the Last Balance Sheet and not heretofore paid or discharged; (ii) to the extent specifically set forth in or incorporated by express reference in any of the schedules hereto; and (iii) normal liabilities incurred in the ordinary course of business since the date of the Last Balance Sheet.

          4.6 Tax Matters. Except as set forth in Schedule 4.6:

               4.6.1 The Company has timely and properly filed all tax returns and reports (including without limitation information returns) required to be filed by it prior to the date hereof, or has filed appropriate extensions with respect thereto, including all federal, state, local and foreign tax returns, and has paid in full or made adequate provision by the establishment of reserves for all taxes and other charges which have accrued or become due. All tax returns and reports have been prepared in accordance with applicable laws and accurately reflect the measure of tax required to be disclosed by each such return or report. To the best of the Company's knowledge, there is no tax deficiency proposed or threatened against the Company. There are no tax liens upon any property or assets of the Company. The Company has made all payments of estimated taxes when due in amounts sufficient to avoid the imposition of any material penalty.

               4.6.2 All taxes and other assessments and levies which the Company was required by law to withhold or to collect with respect to any employee, shareholder or other person have been duly withheld and collected and have been paid over to the proper governmental entity or are being held by the Company or properly reserved against the Company for such payment. All such withholdings and collection and all other payments due in connection therewith as of the date of the Last Balance Sheet are duly reflected on the Last Balance Sheet.

               4.6.3 The Company is not (and has not been at any time during the last 5 years) a U.S. real property holding corporation for purposes of Section 897 of the Code (or any corresponding provision of state, local or foreign tax law), and the Company does not have any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States and such foreign county.

               4.6.4  Except as set forth on Schedule 4.6.4:

                                       (i) The Internal Revenue Service and
          California Franchise Tax Board have not audited the income tax returns of the Company for any period, and no waiver or extension of any tax statute of limitations has been granted by the Company.

                                      (ii) The Company has satisfied or
          discharged its obligations under all state and local sales and use tax laws.

                                     (iii) The Company is not and has never been
          the "common parent" or a member otherwise of an "affiliated group" of corporations (as those terms are used in Section 1504(a) of the Code and the Treasury Regulations promulgated under Section 1502 of the
          Code). The Company is not and has never been required to join and has not joined in the filing of a consolidated federal income tax return or a state or local combined, unitary or group income or franchise tax return.

                                      (iv) The Company has timely withheld from
          its employees, customers and other payees (and timely paid) all amounts required to be withheld and paid by the tax withholding provisions of applicable federal, state, local and foreign laws, statutes, rules and regulations (including, without limitation, income, social security, and employment tax withholding for all types of compensation, and withholding on payments to non-United States persons) for all payments made through the date hereof.

                                       (v) The Company is not required to, and
          has not, filed any tax return in any jurisdiction other than California.

                                      (vi) There is no power of attorney
          currently in force granted by or for the Company with respect to taxes.

                                     (vii) There is no contract or agreement
          under which the Company has, or may at any time in the future have, an obligation to assume, share or contribute to the payment of any portion of taxes (or any amount calculated with reference to any portion of taxes) of any other person.

                                    (viii) The Company is not a party to any
          contract, plan or agreement, which, individually or collectively with respect to any person but determined without regard to the effects of any payment made pursuant to any obligation undertaken after the Effective Time of the Merger, could give rise to the payment of any amount that would not be deductible by the Company or a successor by reason of Section 280G or Section 162(m) of the Code.

                                      (ix) The Company has not received or
          requested any private tax ruling or entered into any tax closing agreement with any taxing authority (foreign or domestic).

                                       (x) No action, suit, proceeding,
          investigation, arbitration, audit, claim or assessment is presently or proposed to be asserted or commenced by any taxing authority with regard to any taxes imposed on the Company or for which the Company may be liable.

                                      (xi) Except as set forth in Schedule
          4.6.4, (A) the Company is not required to make any adjustment pursuant to Section 481 of the Code (or any similar provision of other laws or regulations) by reason of a change in accounting method or otherwise that will affect any taxable year beginning after the Effective Time;
          (B) neither the IRS nor any other taxing authority has proposed any such adjustment or change in accounting method, which proposal is currently pending; and (C) the Company has no application pending with any taxing authority requesting permission for any change in accounting method that relates to its business or operations.

                                     (xii) The Disclosure Schedule contains a
          list of all countries, states, provinces, cities, territories, and other jurisdictions (whether foreign or domestic) in which the Company files a tax return. There is no unresolved claim by a taxing authority in any jurisdiction where the Company does not file tax returns that it is or may be subject to taxation by such jurisdiction.

                                    (xiii) There are no liens for taxes (other
          than for taxes not yet due and payable) upon the assets of the Company.

                                     (xiv) The Company has not participated in
          or cooperated with an "international boycott" within the meaning of
          Section 999 of the Code. The Company has not filed a consent under
          Section 341(f)(1) of the Code or any comparable provision of state revenue statues, or agreed under Section 341(f)(3) of the Code to have the provisions of Section 341(f)(2) of the Code applied to the sale of its capital stock

                                      (xv) The Company is not a partner or a
          member of any partnership or joint venture, or any other entity required to be classified as a partnership for federal income tax purposes.

                                     (xvi) The Company does not treat as an
          independent contractor any person that is required to be treated as an employee. For the purposes of this Agreement, "taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
          59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          4.7  Real Estate.

               4.7.1 The Company owns no real estate.

               4.7.2 Schedule 4.7 identifies accurately the lease agreement with respect to the Company's leasehold premises (the "Lease"). The properties leased pursuant to the Lease constitute all real property (including employee and customer parking) used by the Business in the twelve months prior to the Closing Date. A true and complete copy of the Lease has been delivered to the Purchaser prior to the date hereof. Schedule 4.7 also sets forth a description of the nature and amount of all liens on the Company's interest in the Lease. The Lease is in full force and effect, the Company is not in default or breach under the Lease and no event has occurred which with the passage of time or the giving of notice or both would cause a material breach of or default under the Lease by Company that has not been waived. To the best of the Company's knowledge, there is no breach or default of the Lease by any other party to the Lease that has not been heretofore satisfied or waived.

               4.7.3 The Company has valid leasehold interests in the Lease, free and clear of any liens, covenants and easements of any nature whatsoever, except for (i) liens set forth on Schedule 4.7; (ii) liens for real estate taxes not yet due and payable; and (iii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and do not detract from the value, or interfere with the present use, of such properties.

               4.7.4 Each of the premises covered by the Lease: (i) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current normal transportation requirements of the Company's business as presently conducted at such parcel; and (ii) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal sales levels and business activities as conducted at such parcel.

               4.7.5 The Company has not received notice of (i) any condemnation proceeding with respect to any portion of the premises covered by the Lease or any access thereto, and, to the best of the Company's knowledge, no proceeding is contemplated by any governmental authority; or (ii) any special assessment which is reasonably expected to affect any of the premises covered by the Lease, and, to the best of the Company's knowledge, no such special assessment is contemplated by any governmental authority.

          4.8 Good Title to and Condition of Assets. As of the Closing Date, the Company will have good and marketable title to all of its assets, free and clear of any liens except for liens for taxes not yet due and payable, purchase money security interests arising in the ordinary course of business in connection with trade payables, and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby ("Permitted Liens"). The Company's fixed assets currently in use and necessary for normal sales levels, are in good operating condition, normal wear and tear excepted.

          4.9 Receivables. All of the Company's accounts receivable are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of the Company. All of the Company's accounts receivable are good, valid and collectible receivables, and will be collected in full, in accordance with the terms of such receivables, within 90 days after the Closing Date subject to the Company's reserve for doubtful accounts as of the Closing on the Company's books and records as of the Closing Date.

          4.10 Licenses and Permits. The Company possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for the business and operations of the Company. All such Permits are valid and in full force and effect, the Company is in substantial compliance with their requirements, and no proceeding is pending or, to the best of the Company's knowledge, threatened to revoke or amend any of them. Schedule 4.10 contains a complete list of all such Permits. Except as indicated on Schedule 4.10, none of such Permits will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

          4.11 Proprietary Rights.

               4.11.1 Schedule 4.11 contains an accurate and complete list of all of the Company's material proprietary rights, including all trademarks, trade names, patents, patent applications, licenses thereof, formulae, computer software, slogans, trade dress, copyrights, operating rights, other licenses and permits, and other similar intangible property and rights relating to the products or business of the Company, except for off-the-shelf software and licenses implied in the sale of such software.

               4.11.2 Except as set forth on Schedule 4.11, (i) the Company owns all right, title and interest in and to all of the Company's proprietary rights;
(ii) Company has received no notice of any claim by any third party asserting the invalidity, abuse, misuse, or enforceability of any such rights, and to Company's knowledge there are no grounds for the same; (iii) the Company has not received a notice of conflict with the asserted rights of others within the last five years; and (iv) the conduct of the Company's business has not infringed any proprietary rights of others.

          4.12 Relationships with Suppliers. The Company has not received any written or oral communication prior to the date of this Agreement that any current supplier to the Company of items important to the conduct of its business, which items cannot be replaced by the Company at comparable cost to the Company and the loss of which would have a material adverse effect on the business or operations of the Company, will terminate its business relationship with the Company.

          4.13 Contracts and Agreements with Respect to the Company. Schedule
4.13 is an accurate and complete list of the following contracts and agreements to which the Company currently is a party:

                    (a) collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal;

                    (b) any express contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or any severance agreements;

                    (c) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of its assets, including, without limitation, the documents related to any Equipment Financing;

                    (d) contract under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding $10,000;

                    (e) agreements with respect to the lending or investing of funds;

                    (f) license or royalty agreements (excluding licenses or agreements pertaining to "off-the-shelf" software);

                    (g) guaranty of any obligation, other than endorsements made for collection;

                    (h) outstanding powers of attorney executed on behalf of the Company;

                    (i) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

                    (j) contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days or less notice without penalties or does not involve less than $50,000;

                    (k) any confidentiality agreement or similar arrangement requiring the Company to maintain confidentiality of third party information;

                    (l) non-compete or similar contract which prohibits it from freely engaging in business anywhere in the world; or

                    (m) other agreement material to it whether or not entered into in the ordinary course of business, except for this Agreement or the agreements contemplated hereby which is not terminable by it on 30 days or less notice without penalties or does not involve less than $50,000.

          Except as disclosed on Schedule 4.13, (i) no contract or commitment required to be disclosed on Schedule 4.13 and assumed by Purchaser has, to the Company's knowledge, been breached or canceled by the other party and the Company has no knowledge of any anticipated breach by any other party to any contract set forth on Schedule 4.13, and (ii) the Company has performed all the obligations required to be performed by it as of the date hereof in connection with the contracts or commitments required to be disclosed on Schedule 4.13 and is not in default under or in breach of any contract or commitment required to be disclosed on Schedule 4.13, and to Company s knowledge no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach thereunder, (iii) each agreement is legal, valid, binding, enforceable and in full force and effect.

          The Company has provided the Purchaser with a true and correct copy of all written contracts which are required to be disclosed on Schedule 4.13, in each case together with all amendments, waivers or other changes thereto (all of which are disclosed on Schedule 4.13). Schedule 4.13 contains an accurate and complete description of all material terms of all oral contracts referred to therein.

          4.14 Litigation. Except as set forth on Schedule 4.14, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to Company's knowledge, threatened against the Company or any of its assets, or which question the validity or enforceability of this Agreement or any action contemplated herein. There are no outstanding unsatisfied orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which the Company is or was a party or which apply to any of the Company's assets.

          4.15 Records of the Company. The copies of the articles of incorporation and bylaws of the Company which were provided to the Purchaser are true, accurate and complete and reflect all amendments made through the date of this Agreement. The minute books for the Company made available to the Purchaser for review were correct and complete in all material respects as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contained the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all material corporate actions of the shareholders and directors (and any committees thereof) of the Company taken by written consent or at a meeting within the past 10 years. All material corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein. The stock ledgers of the Company, as previously made available to the Purchaser, contain accurate and complete records of all issuances, transfers reported to the Company and cancellations of shares of the capital stock of the Company.

          4.16 Insurance. Schedule 4.16 attached hereto lists and briefly describes each insurance policy maintained by the Company with respect to its properties, assets and business, together with a claims history for the past three years. All premiums and other payments which have become due under the policies of insurance listed on Schedule 4.16 have been paid in full, all of such policies are now in full force and effect and the Company has not in the past thirty days received notice from any insurer, agent or broker of the cancellation of, or any increase in premium with respect to, any of such policies or bonds. The Company has no self-insurance or co-insurance programs. Except as set forth on Schedule 4.16, the Company has not received any notification from any insurer, agent or broker denying or disputing any claim made by the Company or denying or disputing any coverage for any such claim or the amount of any claim. Except as set forth on Schedule 4.16, the Company has no claim against any of its insurers under any of such policies pending or anticipated and there has been no occurrence of any kind which would give rise to any such claim.

          4.17 Absence of Certain Developments. Except as set forth on Schedule
4.17 attached hereto and except as expressly contemplated by this Agreement, since the date of the Last Balance Sheet, the Company has not:

                    (a) suffered any material adverse change in the business, assets or properties of Company or in the financial condition or results of operations of the Company, other than changes occurring in the ordinary course of business consistent with past practice or resulting from business or economic downturns not reasonably in the control of Company (which have not, either alone or in the aggregate, had a material adverse effect on the business, assets or properties of Company or its financial condition or results of operations) or suffered any material theft, damage, destruction or casualty to any material assets, whether or not covered by insurance, or suffered any material destruction of its books and records;

                    (b) made any distributions (whether in cash or in kind) to any Shareholders;

                    (c) issued, sold or transferred or repurchased or redeemed any interest in the Company or any rights to acquire any interest in the Company (except for the forfeiture of the Series C warrants by Capital Cities Capital and the repurchase or redemption of the Series C preferred stock held by Capital Cities Capital in exchange for cancellation of media credits previously contributed to the Company by Capital Cities Capital);

                    (d) incurred or become subject to any material liabilities, except liabilities incurred in the ordinary course of business consistent with past practice;

                    (e) subjected any portion of its properties or assets to any lien (other than Permitted Liens) which will not be discharged as of the Closing;

                    (f) sold, leased, assigned or transferred (including, without limitation, transfers to the shareholders, officers and directors) any of its tangible assets, except for sales of inventory in the ordinary course of business consistent with past practice or in connection with replacement of equipment or as otherwise contemplated by this Agreement, or canceled without fair consideration any material debts or claims owing to or held by it;

                    (g) sold, assigned, licensed or transferred (including, without limitation, transfers to the shareholders, officers and directors) any material proprietary rights owned by, issued to or licensed to it or disclosed any confidential information (other than pursuant to agreements requiring the disclosure to maintain the confidentiality of and preserving all its rights in such confidential information);

                    (h) suffered any extraordinary losses or waived any rights of material value;

                    (i) entered into, amended or terminated any material lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the ordinary course of business consistent with past practice;

                    (j) entered into any other material transaction, or materially changed any business practice;

                    (k) made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or sales representative, group of employees or consultant (except in the ordinary course of business consistent with past practice) or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except as contemplated by this Agreement;

                    (l) made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business consistent with past practice;

                    (m) conducted its cash management customs and practices other than in the ordinary course of business consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally);

                    (n) made any capital expenditures or commitments for capital expenditures that aggregate in excess of $50,000, other than as contemplated by the Company s current budget for capital expenditures (which is included in Schedule 4.17 attached hereto);

                    (o) made any loans or advances to, or guarantees for the benefit of, any person;

                    (p) made charitable contributions, pledges, association fees or dues in excess of $5,000; or

                    (q) committed to do any of the foregoing.

          4.18  Compliance with Laws.

               4.18.1 The Company is in compliance with all laws, regulations and orders applicable to it. Within the past 5 years, the Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws which failure to comply could reasonably be expected to have a material adverse effect on the

Company and, to Company's knowledge, no proceeding with respect to any such violation is pending.

               4.18.2 The Company has not made any payment of funds in connection with the business of the Company prohibited by law, and no funds have been set aside to be used in connection with the business of the Company for any payment prohibited by law.

               4.18.3 The Company is and at all times has been in full compliance with the terms and provisions of the Immigration Reform and Control Act of 1986 (the "Immigration Act"). With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of the Company for whom compliance with the Immigration Act by the Company as Employer is required, the Company has supplied to the Purchaser an accurate and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained by the Company pursuant to the Immigration Act. The Company has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or, to Company's knowledge, threatened against the Company by reason of any actual or alleged failure to comply with the Immigration Act.

          4.19  Environmental Matters.

               4.19.1 Except as permitted by applicable law, the Company has not transported, stored, handled, treated or disposed, nor has it allowed or arranged for any third parties to transport, store, handle, treat or dispose of Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations. The Company has not stored, handled, treated or disposed of, or allowed or arranged for any third parties to store, handle, treat or dispose of, Hazardous Substances or other waste upon property owned or leased by it, except as permitted by law. For purposes of this Section 4.19, the term "Hazardous Substances" shall mean and include: (i) any "Hazardous Substance," "Pollutant" or "Contaminant" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq., or the regulations promulgated thereunder ("CERCLA");
(ii) any hazardous waste as that term is defined in applicable state or local law; (iii) any substance containing petroleum, as that term is defined in
Section 9001(8) of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6991(8) or in 40 C.F.R. Section 280.1; or (iv) any other substance for which any governmental entity with jurisdiction over the Company s leasehold premises requires special handling in its generation, handling, use, collection, storage, treatment or disposal.

               4.19.2 Except as set forth on Schedule 4.19 attached hereto, the Company has not caused to occur, and to the best of its knowledge, there has not occurred, nor is there presently occurring, a Release of any Hazardous Substance on, into or beneath the surface of any parcel of the Company's leasehold premises. For purposes of this Section 4.19, the term "Release" shall have the meaning given it in CERCLA.

               4.19.3 Except as set forth on Schedule 4.19 attached hereto, the Company does not use, and has not used, any Underground Storage Tanks, and to the best of its knowledge, there are not now nor have there ever been any Underground Storage Tanks on the Company's leasehold premises during the Company's tenancy. For purposes of this Section 4.19, the term "Underground Storage Tanks" shall have the meaning given it in the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).

               4.19.4 Schedule 4.19 identifies (i) all environmental audits, assessments or occupational health studies undertaken by the Company or its agents or, to the best of the Company's knowledge, undertaken by governmental agencies relating to or affecting the Company or any of the Company's leasehold premises within the past 5 years; (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by the Company or its agents or, to the best of the Company's knowledge, undertaken by governmental agencies relating to or affecting the Company or any of the Company's leasehold premises within the past 5 years; (iii) all written communications in Company's possession between the Company and environmental agencies within the past 5 years; and (iv) all citations issued under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.) relating to or affecting the Company or any of the Company's leasehold premises within the past 5 years.

          4.20 Labor Relations. The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and the Company is not aware of any effort by any labor union during the 24 months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units. There is not pending or, to the Company's knowledge, threatened any labor dispute, strike or work stoppage which affects or which may affect the business of the Company or which may interfere with its continued operation. Neither the Company nor to its knowledge any agent, representative or employee of the Company acting in that capacity has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is not now pending or, to the Company's knowledge, threatened any charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of the Company during the 24 months prior to the date hereof. The Company is not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company.

          4.21  Employee Benefits.

               4.21.1 Except as set forth on Schedule 4.21 attached hereto, with respect to current or former employees of the Company, the Company does not maintain or contribute to or have any actual or potential liability with respect to any (i) deferred compensation or bonus or retirement plans or arrangements,
(ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or (iii) employee welfare benefit plans, (as defined in Section 3(1) of ERISA), stock option or stock purchase plans, or material fringe benefit plans or programs whether in writing or oral. The Company has never contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA), and the Company never maintained or contributed to any defined benefit plan (as defined in Section 3(35) of ERISA). The plans, arrangements, programs and agreements referred to the preceding two sentences are referred to collectively as the "Plans." The Company does not maintain or contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code ("COBRA").

               4.21.2 The Plans (and related trusts and insurance contracts) set forth on Schedule 4.21 comply in form and in operation with the requirements of applicable laws and regulations, including ERISA and the Code and the nondiscrimination rules thereof. All contributions, premiums or payments which are due on or before the Closing Date under each Plan have been paid. Each Plan which is intended to be qualified under section 401(a) of the Code (i) has been amended on a timely basis in compliance with the Code and (ii) has received from the Internal Revenue Service a favorable determination letter which considers the terms of such Plan as amended.

               4.21.3 All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to the Plans set forth on Schedule 4.21 have been properly and timely filed with the appropriate government agency and distributed to participants as required. The Company has complied with the requirements of COBRA.

               4.21.4 With respect to each Plan set forth on Schedule 4.21, (i) there have been no prohibited transactions as defined in Section 406 of ERISA or
Section 4975 of the Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Plans, and (iii) no actions, investigations, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or to Company's knowledge threatened, and the Company has no knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, suits or claims.

               4.21.5 With respect to each of the Plans listed on Schedule 4.21, the Company has furnished to the Purchaser true and complete copies of (i) the plan documents, summary plan descriptions and summaries of material modifications, (ii) the Form 5500 Annual Report (including all schedules and other attachments for the most recent three years), (iii) all related trust agreements, insurance contracts or other funding agreements which implement such plans and (iv) all contracts relating to each such plan, including, without limitation, service provider agreements, insurance contracts, investment management agreements and record keeping agreements.

               4.21.6 The Company has not incurred (except as may have been fully satisfied) and has no reason to expect that it will incur, any liability to the Pension Benefit Guaranty Corporation (other than routine premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company or any member of its "controlled group" (within the meaning of Code Section 414) maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute.

          4.22 Affiliate Transactions. Except as set forth on Schedule 4.22, no officer, director, employee, shareholder or affiliate of any such Person is a party to any agreement, contract, commitment or transaction with the Company or which is pertaining to the business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Business (excluding items of personal property that are personal in nature).

          4.23 Officers and Directors; Bank Accounts. Schedule 4.23 attached hereto lists all officers and directors of the Company, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for the Company.

          4.24 Accuracy of Information Furnished by the Company. No representation of the Company contained herein contains any untrue statement of a material fact or omits any material fact necessary to make such representation or statement not misleading.

          4.25 Closing Date. All of the representations and warranties contained in this

Article IV and all information delivered in any schedule, attachment or Exhibit hereto are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that the Company has advised the Purchaser otherwise in writing prior to the Closing.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                        OF THE PARENT AND THE PURCHASER

          To induce the Company to enter into this Agreement and to consummate the transactions contemplated hereunder, each of the Parent and the Purchaser, to the extent such representation and warranty is applicable to it, makes the following representations and warranties.

          5.1  Organization, Power and Authority.

                    (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to enter into this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The Purchaser has delivered true and correct copies of its Certificate of Incorporation and Bylaws to the Company. Such Certificate of Incorporation and Bylaws will be in full force and effect as of the Closing without amendment.

                    (b) The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement and all other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The Parent has delivered true and correct copies of its Certificate of Incorporation and Bylaws to the Company. Such Certificate of Incorporation and Bylaws will be in full force and effect as of the Closing without amendment.

          5.2 Due Authorization; Binding Obligation; No Conflicts. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Parent and the Purchaser. This Agreement has been duly executed and delivered by the Parent and the Purchaser and is a valid and binding obligation of the Parent and the Purchaser, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) contravene any provision of the certificate of incorporation or by-laws of the Parent or the Purchaser; (ii) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against the Parent or the Purchaser; or (iii) conflict with, result in any breach of or default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any material mortgage, contract, agreement, lease, license, indenture, will, trust or other instrument which is either binding upon or enforceable against the Parent or the Purchaser.

          5.3 Litigation. There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the best of the Parent's and the Purchaser's knowledge, threatened against or affecting the Parent or the Purchaser, or which question the validity or enforceability of this Agreement or any action contemplated herein, and there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which the Parent or the Purchaser is or was a party.

          5.4 Compliance with Laws. Each of the Parent and the Purchaser is in compliance in all material respects with all laws, regulations and orders applicable to it. Neither the Parent nor the Purchaser nor, to their knowledge, any of their affiliates has been cited, fined or otherwise notified in writing of any asserted failure to comply with any laws, including those relating to the issuance and the sale of securities, the violation of which could reasonably be expected to have a material adverse effect on the current and prospective operations and business of the Parent and the Purchaser or on the Parent's ability to consummate a public offering or private placement of securities and no proceeding with respect to any such violation is now pending or, to the Parent's or the Purchaser's knowledge, has been threatened.

          5.5 Issuance of Shares. Upon issuance of the Shares to the Shareholders at the Closing pursuant to the terms of this Agreement, the Shares
(i) will have been duly authorized and validly issued and will be fully paid and non-assessable, (ii) will have been issued in compliance with all applicable state and federal securities laws, and (iii) will not have been issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the issuance of the Shares to the Company pursuant to this Agreement and no such rights arise by virtue of or in connection with the transactions contemplated hereby.

          5.6 Accuracy of Information Furnished by the Parent and the Purchaser. No representation contained herein or written statement made or furnished by any officer of the Parent or the Purchaser to the Company in accordance with this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make such representation or statement not misleading, and, in connection with the transactions contemplated hereby, the Company and the Shareholders are entitled to rely on the reports filed by the Parent with the Securities and Exchange Commission to the same extent as the other stockholders of the Parent.

          5.7 Closing Date. All of the representations and warranties contained in this Article V and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to the Company are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that the Parent or the Purchaser has advised the Company otherwise in writing prior to the Closing.

                                   ARTICLE VI

                       CERTAIN ACTIONS AFTER THE CLOSING

          6.1  Intentionally Omitted.

          6.2  Intentionally Omitted.

          6.3  Intentionally Omitted.

          6.4 Continued Employment of the Company's Employees. Immediately after the Closing, the Purchaser will offer employment to all persons currently employed by the Company who wish to become employees of the Purchaser at the same base salary and in the same position as in effect on the date hereof. Those persons accepting employment will be eligible to receive stock options under Parent's stock option plan (in addition to the Assumed Options) and will receive benefits under all other benefit plans of Parent to the same extent as employees of Parent with comparable duties and responsibilities. The period of service of such employees at the Company shall be applied toward any waiting period or tenure requirements for all benefits, including but not limited to vacation benefits and insurance coverage, unless prohibited by the terms of third party agreements or policies extending such benefits, or by applicable law.

          6.5 Books and Records. Unless otherwise consented to in writing by the Company, the Purchaser will not, for a period of seven years following the date hereof, destroy, alter or otherwise dispose of any of the books and records of the Company without first offering to surrender to the Company such books and records or any portion thereof of which the Purchaser may intend to destroy, alter or dispose. The Purchaser will allow the Company and his representatives, attorneys and accountants access to such books and records, upon reasonable request for access during such party's normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not related to or arising out of this Agreement or the transactions contemplated hereby.

          6.6 Holdback. The Voting Agreement shall provide that each of Ruth Owades, H&Q Flower Investors, Inc. H&Q London, Inc. and Capital Cities (collectively, the "Principal Shareholders") will agree not to sell any shares of Common Stock received in the Merger for a period beginning on the Closing Date and ending on the earlier to occur of (x) 60 days after the Closing, (y) October 30, 1999, and (z) the date which is 120 days following the closing of Parent's planned registered underwritten public offering of Common Stock.

          6.7 Acceleration of Options. As of the Effective Time, all unvested options to acquire Company Stock set forth on Schedule 4.2 which are owned by non-employees of the Company shall be deemed vested. In addition, if any employee of the Company is terminated by the Company without cause prior to the first anniversary of the Closing Date, Parent shall accelerate the vesting of all unvested options to acquire Company Stock set forth on Schedule 4.2 of the Company which remain unvested at the time of such termination.

          6.8 Options at Closing. At least five (5) business days prior to the Closing, Ruth Owades shall designate in writing to the Parent a list of employees ("Designated Employees") of the Company (subject to approval of the Chief Executive Officer of the Parent and the eligibility of such persons under the applicable Parent option plan) who will be granted options to purchase up to an aggregate of 10,000 shares of Parent Common Stock at an exercise price per share equal to the fair market value of Parent Common Stock on the Closing Date (the "Parent Options"). As soon as practicable following the Closing, the Parent will cause the Parent Options to be issued to the Designated Employees, subject to the terms and conditions customarily applied to options issued to the Parent's other employees and subject to the Parent option plan under which such Parent Options shall be issued.

          6.9 Election of Ruth Owades as Director of Parent. Immediately following the Effective Time, Ruth Owades shall be appointed to Parent's board of directors.

          6.10 Indemnification of Directors and Officers. For a period of two years following the Closing, Parent shall (x) maintain any directors and officers insurance policies in place at the time of closing, (y) not amend the bylaws of the Company so as to adversely affect the indemnification of officers and directors as of any period prior to the Closing, and

(z) guarantee any indemnity claims made by officers or directors of the Company (who held such positions as of the Closing) only if and to the extent that the Company distributed any cash or other assets to Parent or any of its affiliates (but net of any cash or other assets Parent and its affiliates contributed to the Company).

                                  ARTICLE VII

                                INDEMNIFICATION

          7.1 Agreements to Indemnify. As used in this Agreement, "Indemnifiable Damages" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including reasonable counsel and paralegal fees and expenses) incurred or suffered by a party (or any other person covered by this Section 7.1), on a pre-tax basis, to the extent resulting from (i) any breach by the other party of any representation or warranty made by such other party in this Agreement (a "Breach of Warranty Claim"); (ii) any violation by the other party of any covenant or agreement made by such other party in this Agreement (unless waived in writing by the party making the claim).

               7.1.1 Subject to the limitations provided for herein, each of the Shareholders shall indemnify and hold the Purchaser and the Parent and their respective officers, directors, employees, shareholders, agents, successors and assigns (the "Purchaser Parties") harmless in respect of all Indemnifiable Damages suffered by the Purchaser Parties.

               7.1.2 The Purchaser and the Parent shall indemnify the Shareholders and their agents, heirs, successors and assigns (collectively, the "Shareholder Parties") and hold each of them harmless in respect of all Indemnifiable Damages suffered by the Shareholder Parties.

               7.1.3 Each of the representations and warranties made by the parties in this Agreement, shall survive for a period of 12 months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of any party, and upon the expiration of such 12-month period such representations and warranties shall expire.

               7.1.4 The Purchaser and the Parent acknowledge and consent that after Closing their sole and exclusive remedy for Indemnifiable Damages, except in the case of fraud or with respect to any covenant or agreement set forth in
Section 3.6 and Section 3.7 above, shall be to proceed directly against the Withheld Shares. Furthermore, the Purchaser and the Parent acknowledge that they shall have no recourse against any Shareholder for

Indemnifiable Damages (except with respect to any covenant or agreement set forth in Section 3.6 and Section 3.7 above) once the Parent has fully set off against or distributed all of the Withheld Shares.

               7.1.5 All Indemnifiable Damages which the Purchaser or the Parent is entitled to recover shall be offset against the Withheld Shares of all of the Shareholders on a pro rata basis (except that, with respect to any covenant or agreement performed or to be performed by the Company or any Shareholder as contemplated hereunder, such offset shall not be the exclusive remedy for Indemnifiable Damages which the Purchaser or the Parent is entitled to recover).

          7.2  Settlement of Claims.

               7.2.1 The Shareholders will not be liable for any Indemnifiable Damages based upon a Breach of Warranty Claim unless and until the aggregate amount of Indemnifiable Damages based upon Breach of Warranty Claims exceeds $50,000, after which time the Shareholders will only be liable for the Indemnifiable Damages that exceed $50,000.

               7.2.2 Neither the Shareholders, the Parent nor the Purchaser shall have any liability under the indemnification provisions of this Agreement for any individual claim less than $1,000.

               7.2.3 The Party or Parties seeking indemnification under Section
7.1 (the "Indemnified Party") shall give written notice (a "Claim Notice") to the other Party or Parties, as the case may be (the "Indemnifying Party") after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification and in any event within the period specified in relevant item of subsection 7.1.3, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party. If any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to Section 7.1, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party's claim for indemnification at its expense, and at its option (subject to the limitations set forth below), if, but only if, the Indemnifying Party gives notice of such election to the Indemnified Party within 10 days after receiving notice of such action, lawsuit, proceeding, investigation or other claim, shall be entitled to appoint lead counsel of such defense with reputable counsel reasonably acceptable to the Indemnified Party and assume control of such defense; provided that in the event the Indemnifying Party elects to assume control of such defense, it shall:

                    (a) be fully responsible for all Indemnifiable Damages relating to such claims and that it will provide full indemnification to the Indemnified Party for all such Indemnifiable Damages relating to such claim, and

                    (b) unconditionally guarantee the payment and performance of any liability or obligation which may arise with respect to such claim or the facts giving rise to such claim for indemnification, and

                    (c) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such liability;

and provided further that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if the claim as to which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations solely against the Indemnified Party, (iii) involves a claim as to which the Indemnified Party reasonably believes an adverse determination would materially injure the Indemnified Party's reputation or future business prospects, or (iv) involves a claim which, upon petition by the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend.

          If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the reasonable fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

          If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally and irrevocably release the Indemnified Party from all liabilities and obligations with respect to such claim, with prejudice.

               7.2.4 Amounts set off against the Withheld Shares shall be treated as adjustments to the Net Purchase Price.

          7.3  Security For Indemnification Claims by the Purchaser Parties.

               7.3.1 As security for the obligations of the Shareholders under
Section 7.1, the Company does hereby grant a first priority security interest in, and pledge and instruct the Parent to set aside and hold, certificates representing the Withheld Shares. The Parent shall set off against the Withheld Shares any Indemnifiable Damages for which the Shareholders are responsible under Section 7.1, subject, however, to the terms and conditions of this Section 7.3.

               7.3.2 The amount of Indemnifiable Damages to be set off against the Withheld Shares (the "Set Off Amount") shall be (x) the full amount of the claim made in such Claim Notice if the Shareholder Representative either agreed to such amount or failed to respond to such Claim Notice in writing within ten
(10) business days from the date of such Claim Notice (the "Contest Period") or
(y) if such claim is contested by the Shareholder Representative prior to the end of the Contest Period, the amount of the claim that is either agreed to by the parties or the amount of any final, non-appealable judgment on such claim, in each case together with interest thereon at a rate of 7% per annum from the date on which the Set Off Amount is determined through the date of payment.

               7.3.3 In connection with any set off against the Withheld Shares, the Withheld Shares shall be valued at Fair Market Value on the date on which such set off occurs. For purposes of this Agreement, "Fair Market Value" of each Withheld Share shall be the average closing price of the Common Stock on the NASDAQ National Market as reported in The Wall Street Journal (Southeast Edition) for the five trading days immediately preceding the day as of which "Fair Market Value" is being determined.

               7.3.4 Except with respect to Withheld Shares set off against pursuant to the provisions of this Section 7.3 (and in the case of such shares, until such time as such set off occurs), all Withheld Shares shall be deemed to be owned by the Shareholders and the Shareholders shall be entitled to vote the same; provided, however, that there shall also be deposited with the Parent subject to the terms of this Section 7.3, all shares of the Common Stock issued to the Shareholders as a result of any stock dividend or stock split and all cash issuable to the Shareholders as a result of any cash dividend, with respect to the Withheld

Shares. All stock and cash issued or paid upon the Withheld Shares and deposited with the Parent under this Section 7.3.4 shall be distributed to the party entitled to receive the Withheld Shares as to which such stock and cash was issued or paid at the time the Withheld Shares as to which such stock and cash was issued or paid are delivered to such party.

               7.3.5 On the first anniversary of the Closing Date, (x) with respect to all claims made by the Parent which have been fully and finally resolved pursuant to Section 7.3.2 and not previously set off against the Withheld Shares pursuant to the exception to the preceding sentence, the Parent shall set off the Set Off Amount against the Withheld Shares, and (y) distribute to the Shareholders any Withheld Shares (other than Other Withheld Shares) which are not set off against pursuant to item (x) of this Section 7.3.5; provided that 12,500 Withheld Shares ("Other Withheld Shares") shall continue to be retained by Parent until the second anniversary of the Effective Time as security for any expenses, losses, costs, deficiencies, liabilities or damages resulting from the matters set forth in the first paragraph under Section 4.5 of the Disclosure Schedule; provided further that if any claim made in a Claim Notice delivered on or prior to either of such dates has been properly contested by the Shareholder Representative and has not either been resolved by the parties or is not subject to a final, nonappealable judgment (each, an "Unresolved Claim"), then the Parent shall be entitled to continue to hold Withheld Shares or Other Withheld Shares, as applicable, having a Fair Market Value equal to the amount of such Unresolved Claim until such claim is agreed to by the parties or any final, non-appealable judgment is rendered with respect to such claim, at which time the Parent shall set off the amount of such Unresolved Claim determined pursuant to Section 7.3.3 against the Withheld Shares or Other Withheld Shares being held in respect of such Unresolved Claim and deliver any remaining Withheld Shares or Other Withheld Shares to the Shareholders. Parent shall reimburse any costs or expenses, including reasonable legal fees, incurred by the Shareholders in obtaining possession of Withheld Shares or Other Withheld Shares that are not released to them as and when provided in this Section.

                                  ARTICLE VIII

                                  TERMINATION

          8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                    (a) by mutual written consent of the Company and the Purchaser;

                    (b) by the Company or the Purchaser if there has been a material misrepresentation or breach on the part of the other Party of the representations, warranties or covenants set forth in this Agreement or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party's obligations to consummate the transactions contemplated hereby unless such terminating Party's willful or knowing breach of this Agreement has caused the condition to be unsatisfied; or

                    (c) automatically if the Closing has not occurred on or prior to July 31, 1999, unless a party's willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time, in which case the nonbreaching party may elect to extend or terminate this Agreement.

          8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to any other Party under this Agreement, except that nothing herein shall relieve any Party from liability for any knowing and willful breach of this Agreement prior to such termination.

                                   ARTICLE IX

                                 MISCELLANEOUS

          9.1 Transaction Expenses. The Purchaser and the Parent will indemnify and hold harmless the Company and the Shareholders from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by the Purchaser or the Parent to bring about, or to represent it in, the transactions contemplated hereby. The Shareholders will indemnify and hold harmless the Purchaser from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by the Shareholders or the Company to bring about, or to represent any of them in, the transactions contemplated hereby. In addition, each party shall pay their own expenses (including legal and accounting fees) incident to the negotiation and preparation of this Agreement and any other documents prepared in connection therewith, and the consummation of the transactions contemplated herein; provided that the Company shall be entitled to pay the following fees and expenses incurred in connection with the Merger (collectively, the "Permitted Fees and Expenses"): (x) all reasonable accounting fees and expenses; and (y) one-half of the reasonable legal fees and expenses (up to a maximum of $75,000 with respect to this clause (y). The Merger Consideration Dollar Value shall be reduced dollar-for-dollar for any legal or advisory fees paid by the Company on its own behalf or on behalf of its directors, officers or shareholders) in connection with the Merger which do not constitute Permitted Fees and Expenses.

          9.2 Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by all of them in writing.

          9.3 Entire Agreement. This Agreement, including the exhibits, schedules, certificates and other documents and agreements delivered on the date hereof in connection herewith, contains the entire agreement of the parties hereto with respect to the purchase of the Purchased Assets and the other transactions contemplated herein, and supersedes all prior understandings and agreements (oral or written) of the parties with respect to the subject matter hereof. The parties expressly represent and warrant that in entering into this Agreement they are not relying on any prior representations made by any other party concerning the terms, conditions or effects of this Agreement which terms, conditions or effects are not expressly set forth herein. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits.

          9.4 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be to an article, section, paragraph, clause, schedule or exhibit of this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The term "knowledge" or "best of knowledge" when applied to any person, shall mean the actual knowledge, without further investigation, of such person and, in the case of a corporation, its officers and directors. Time shall be of the essence in this Agreement.

          9.5 Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          9.6 Notices. Any notice, consent, approval, request, acknowledgment, other communications or information to be given or made hereunder to any of the parties by any other party shall be in writing and delivered personally or sent by certified mail, postage prepaid, as follows, or by facsimile to the fax number listed below (provided that, for a facsimile, a copy is also sent promptly by U.S. mail, certified mail or overnight delivery service):

If to the Company:

               Calyx & Corolla
               185 Berry Street, Suite 6200
               San Francisco, CA  94107
               Attention:  Ruth Owades
               Fax:  (415) 626-3781
               e-mail:  rowades@calyxandcorolla.com

With a copy to:

               Gunderson Dettmer Stough Villeneuve
               Franklin & Hachigian, LLP
               155 Constitution Drive
               Menlo Park, CA  94025
               Attention:  Carla Newell, Esq.
               Fax:  (650) 321-2400
               e-mail:  cnewell@gunder.com

If to the Parent or the Purchaser, addressed to:

               Gerald Stevens, Inc.
               One Financial Plaza, 11th Floor
               Fort Lauderdale, FL  33394
               Attn: Adam D. Phillips
               Fax:  (954)713-1175
               e-mail: aphillips@geraldstevens.com

with a copy to:

               James M. Rene, Esq.
               Sheppard, Mullin, Richter & Hampton LLP
               333 South Hope Street
               48th Floor
               Los Angeles, CA  90071-1448
               Fax: (213)620-1398
               e-mail: jrene@smrh.com

          Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally or by facsimile or e-mail shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail shall be deemed to have been given on the date it is received.

          9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles that would cause any state's laws, other than the laws of the State of California, to apply.

          9.8 Confidentiality; Publicity. Except as may be required by law, rule or regulation or as otherwise permitted or expressly contemplated herein, neither the Company nor his affiliates, agents or representatives shall disclose to any third party the subject matter or terms of this Agreement without the prior consent of the Purchaser. In addition, no press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by any of such persons hereto without the prior approval of the Purchaser.

          9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

          9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior consent of the other parties, except that after the Closing, the Purchaser may assign its rights (but if so must also delegate its duties) to any person who acquires all or substantially all of the assets of the Purchaser.

          9.11 Binding Effect; No Third Party Beneficiaries. This Agreement shall inure to the benefit of, be binding upon and be enforceable by and against the Company, the Shareholders, the Parent and the Purchaser and their respective successors and permitted assigns, and nothing herein expressed or implied shall be construed to give any other person any legal or equitable rights hereunder.

          9.12 Negotiation Representations. Each party hereto expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself or himself of the terms, contents, conditions and effects of this

Agreement; (b) said party has relied solely and completely upon its or his own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its or his own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's-length negotiations conducted by and among the parties and their counsel.

          9.13 Shareholder Representative.

               9.13.1 As an additional condition to Purchaser and Parent's obligations hereunder, the Shareholders will consent to the appointment of Ruth Owades to serve as representative of the Shareholders ("Shareholder Representative") and the Shareholder Representative will agree to so serve, to act for the Shareholders and in each such Shareholders' name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement and the other agreements contemplated hereby, as fully to all intents and purposes as such Shareholder might or could do in person, including, without limitation:

                    (a) determine the presence (or absence) of claims for indemnification against the Purchaser or Parent pursuant to Section 7.1 above;

                    (b) deliver all notices required to be delivered by such Shareholder under this Agreement including, without limitation, any notice of a claim for which indemnification is sought from the Purchaser or Parent under Article VII above;

                    (c) receive all notices required to be delivered to such Shareholder under this Agreement, including, without limitation, any notice of a claim for which indemnification is sought under Section 7.1 above;

                    (d) take any and all action on behalf of such Shareholder from time to time as the Shareholder Representative may deem necessary or desirable to defend, pursue, resolve and/or settle claims under this Agreement, including, without limitation, indemnification under Section 7.1 above;

                    (e) enter into such amendments and waivers of this on behalf of such Shareholder from time to time as the Shareholder Representative may deem necessary or desirable;

                    (f) receive service of process on behalf of such Shareholder in connection with any legal proceedings related to this or any of the transactions contemplated hereby or thereby; and

                    (g) engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as the Shareholder Representative deems necessary or prudent in connection with the administration of the foregoing.

          Any additional details of the Shareholder Representatives' role and duties with regard to the Shareholders will be specified in the proxy materials soliciting Shareholder approval of the Merger.

               9.13.2 Each Shareholder grants unto the Shareholder Representative full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement as fully to all intents and purposes as such Person might or could do in person, hereby ratifying and confirming all that the Shareholder Representative may lawfully do or cause to be done by virtue hereof. Each Shareholder, by executing this Agreement, agrees that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Shareholder Representative shall survive the death, incapacity, or bankruptcy of such Person. Each Shareholder acknowledges and agrees that, any delivery by the Shareholder Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Shareholder Representative or any decisions made by the Shareholder Representative pursuant to this Section 9.15, such Person shall be bound by such documents or decision as fully as if such Shareholder had executed and delivered such documents or made such decisions.

               9.13.3 Liability of the Shareholder Representative. The Shareholder Representative shall not be liable to any Shareholder for any action taken or omitted by him or any agent employed by him hereunder or under any other agreement contemplated hereby, or in connection therewith, except that the Shareholder Representative shall not be relieved of any liability imposed by law for gross negligence or willful misconduct. The Shareholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

               9.13.4 Removal of the Shareholder Representative. The Shareholder Representative may be removed at any time upon written notice to the Purchaser signed by Shareholders (except the Shareholder Representative) holding a majority of the shares of Common Stock issued hereunder.

               9.13.5 Replacement of the Shareholder Representative. Upon the death, disability, incapacity or resignation or removal of all of the persons constituting the Shareholder Representative, the Shareholders shall jointly select a person to serve as the representative of the Shareholders hereunder. Any substituted representative shall agree in writing to perform the duties of the Shareholder Representative hereunder and shall be deemed the Shareholder Representative for all purposes of this Agreement and the other agreement contemplated hereby. Upon any replacement of the Shareholder Representative, the new Shareholder Representative shall promptly notify the Purchaser of such occurrence.

               9.13.6 Actions of the Shareholder Representative; Liability of the Shareholder Representative. Each Shareholder agrees that the Purchaser shall be entitled to rely on any action taken by the Shareholder Representative, on behalf of the Shareholders, pursuant to this Section 9.13 (each, an "Authorized Action"), and that each Authorized Action shall be binding on each Shareholder as fully as if such Shareholder had taken such Authorized Action. The Purchaser agrees that the Shareholder Representative shall have no liability to the Purchaser for any Authorized Action (other than in his capacity as a Shareholder), except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct. The Shareholders jointly and severally agree to pay, and to indemnify and hold harmless the Purchaser from and against any losses which it may suffer, sustain, or become subject to, as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, the Shareholders.

          9.14 Submission to Jurisdiction; Agent for Service of Process.

               9.14.1 Each of the Shareholders hereby (i) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California or the Southern District of Florida or in any California state court sitting in San Francisco County or any Florida state court sitting in Miami-Dade or Broward counties for any actions, suits or proceedings arising out of or related to this Agreement, any of the other agreements executed in connection with this Agreement and the transactions contemplated hereby or thereby, (ii) irrevocably waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum, and (iii) agrees that service of any process, summons, notice or document in any such action, suit or proceeding in the manner set forth in Section 9.14.2 shall be effective service of process for any such action, suit or proceeding brought in any such court.

               9.14.2 Each of the Shareholders hereby irrevocably designates and appoints the Shareholder Representative as his or its agent to accept and acknowledge on his or its behalf any and all process which may be served in connection with any suit, action or proceeding arising out of or related to this Agreement, any of the other agreements executed in connection with this Agreement and the transactions contemplated hereby or thereby, such service being hereby acknowledged by each of the Shareholders to be effective and binding service on it in every way.




                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.

                                GERALD STEVENS, INC.

                                By: /s/ Adam D. Phillips
                                   -------------------------------
                                   Adam D. Phillips
                                   Its: Senior Vice President

                                CALCOR ACQUISITION

                                By: /s/ Adam D. Phillips
                                   -------------------------------
                                   Adam D. Phillips
                                   Its: Senior Vice President

CALYX & COROLLA, INC.

By: /s/ Ruth M. Owades
   -------------------------------
   Its: President

                         INDEX OF SCHEDULES AND EXHIBITS
                                       TO
                          AGREEMENT AND PLAN OF MERGER

  DISCLOSURE SCHEDULES

  Schedule 4.2   -    Capitalization
  Schedule 4.3   -    Due Authorization
  Schedule 4.4   -    Financial Statements
  Schedule 4.6   -    Tax Matters
  Schedule 4.7   -    Real Estate
  Schedule 4.10  -    Licenses and Permits
  Schedule 4.11  -    Proprietary Rights
  Schedule 4.13  -    Contracts and Agreements
  Schedule 4.14  -    Litigation
  Schedule 4.16  -    Insurance
  Schedule 4.17  -    Absence of Certain Developments
  Schedule 4.19  -    Environmental Matters
  Schedule 4.21  -    Employee Benefits
  Schedule 4.22  -    Affiliate Transactions
  Schedule 4.23  -    Officers and Directors

  Exhibit A      -    Voting Agreement
  Exhibit B      -    Employment Agreement - Owades
  Exhibit C      -    Employment Agreement - Lee
  Exhibit D      -    Employment Agreement - Sterling
  Exhibit E      -    Noncompetition Agreement
  Exhibit F      -    Shareholders Agreement

                         TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
ARTICLE I   THE MERGER ........................................................      2

   1.1   Merger of the Purchaser into the Company .............................      2
   1.2   Effective Time .......................................................      2
   1.3   Effects of the Merger ................................................      2
   1.4   Taking of Necessary Action ...........................................      2
   1.5   Articles of Incorporation and Bylaws .................................      3
   1.6   Directors and Officers ...............................................      3
   1.7   Closing ..............................................................      3

ARTICLE II   STATUS AND CONVERSION OF SECURITIES
PURSUANT TO MERGER ............................................................      3

   2.1   Conversion of Company Shares .........................................      3
   2.2   Merger Consideration .................................................      5
   2.3   Exchange of Share Certificates .......................................      6
   2.4   Transmittal Materials ................................................      6
   2.5   Distributions with Respect to Unexchanged Shares .....................      6
   2.6   Dissenting Shares of Company Stock ...................................      7
   2.7   Rights of Former Shareholders ........................................      7
   2.8   Closing of the Company's Transfer Books ..............................      7
   2.9   Additional Actions ...................................................      8
   2.10  Taxes ................................................................      8
   2.11  Tax and Accounting Consequences ......................................      8

ARTICLE III   CLOSING; CLOSING CONDITIONS;
PRE-CLOSING COVENANTS .........................................................      8

   3.1   Closing Transactions .................................................      8
   3.2   The Company's Closing Deliveries .....................................      9
   3.3   The Purchaser's Closing Deliveries ...................................      9
   3.4   Conditions to the Parent's and the Purchaser's Obligations ...........     10
   3.5   Conditions to the Company's Obligations ..............................     12
   3.6   Affirmative Covenants of the Company .................................     13
   3.7   Negative Covenants of the Company ....................................     14





   3.8   Affirmative Covenants of the Parent and the Purchaser ................     15

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF THE COMPANY ....................     16

   4.1   Organization, Power and Authority; Subsidiaries ......................     16
   4.2   Capitalization .......................................................     16
   4.3   Due Authorization; Binding Obligation; No Conflicts ..................     17
   4.4   Financial Statements .................................................     17
   4.5   Liabilities ..........................................................     18
   4.6   Tax Matters ..........................................................     18
   4.7   Real Estate ..........................................................     21
   4.8   Good Title to and Condition of Assets ................................     22
   4.9   Receivables ..........................................................     22
   4.10  Licenses and Permits .................................................     22
   4.11  Proprietary Rights ...................................................     23
   4.12  Relationships with Suppliers .........................................     23
   4.13  Contracts and Agreements with Respect to the Company .................     23
   4.14  Litigation ...........................................................     25
   4.15  Records of the Company ...............................................     25
   4.16  Insurance ............................................................     25
   4.17  Absence of Certain Developments ......................................     26
   4.18  Compliance with Laws .................................................     28
   4.19  Environmental Matters ................................................     29
   4.20  Labor Relations ......................................................     30
   4.21  Employee Benefits ....................................................     30
   4.22  Affiliate Transactions ...............................................     32
   4.23  Officers and Directors; Bank Accounts ................................     32
   4.24  Accuracy of Information Furnished by the Company .....................     32
   4.25  Closing Date .........................................................     32

ARTICLE V   REPRESENTATIONS AND WARRANTIES
OF THE PARENT AND THE PURCHASER ...............................................     32

   5.1   Organization, Power and Authority ....................................     32
   5.2   Due Authorization; Binding Obligation; No Conflicts ..................     33
   5.3   Liabilities ..........................................................     33
   5.4   Litigation ...........................................................     34
   5.5   Compliance with Laws .................................................     34
   5.6   Issuance of Shares ...................................................     34
   5.7   Accuracy of Information Furnished by the Parent and the Purchaser ....     34



ARTICLE VI   CERTAIN ACTIONS AFTER THE CLOSING ................................     34

   6.1   Intentionally Omitted ................................................     34
   6.2   Intentionally Omitted ................................................     35
   6.3   Intentionally Omitted ................................................     35
   6.4   Continued Employment of the Company's Employees ......................     35
   6.5   Books and Records ....................................................     35
   6.6   Holdback .............................................................     35
   6.7   Acceleration of Options ..............................................     35
   6.8   Options at Closing ...................................................     36
   6.9   Election of Ruth Owades as Director of Parent ........................     36
   6.10  Indemnification of Directors and Officers ............................     36

ARTICLE VII   INDEMNIFICATION .................................................     36

   7.1   Agreements to Indemnify ..............................................     36
   7.2   Settlement of Claims .................................................     37
   7.3   Security For Indemnification Claims by the Purchaser Parties .........     39

ARTICLE VIII   TERMINATION ....................................................     41

   8.1   Termination ..........................................................     41
   8.2   Effect of Termination ................................................     41

ARTICLE IX   MISCELLANEOUS ....................................................     42

   9.1   Transaction Expenses .................................................     42
   9.2   Amendment and Modification ...........................................     42
   9.3   Entire Agreement .....................................................     42
   9.4   Interpretation .......................................................     42
   9.5   Execution in Counterpart .............................................     43
   9.6   Notices ..............................................................     43
   9.7   Governing Law ........................................................     44
   9.8   Confidentiality; Publicity ...........................................     44
   9.9   Severability .........................................................     44
   9.10  Assignment ...........................................................     45
   9.11  Binding Effect; No Third Party Beneficiaries .........................     45
   9.12  Negotiation Representations ..........................................     45
   9.13  Shareholder Representative ...........................................     45
   9.14  Submission to Jurisdiction; Agent for Service of Process .............     48
